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EXHIBIT 5.1

LATHAM & WATKINS LLP
505 Montgomery Street, Suite 1900
San Francisco, California 94111

August 5, 2003

Owens-Brockway Glass Container Inc.
One SeaGate
Toledo, Ohio 43666

    Re:
    $450,000,000 Aggregate Principal Amount of
    8 1/4% Senior Notes due 2013

Ladies and Gentlemen:

        In connection with the registration of $450,000,000 aggregate principal amount of 8 1/4% Senior Notes due 2013 (the "Securities") by Owens-Brockway Glass Container Inc., a Delaware corporation (the "Company"), and the guarantees of the Securities (the "Guarantees") by Owens-Illinois Group, Inc. ("Group") and the domestic subsidiaries of Group listed on Schedule A hereto (collectively, and together with Group, the "Guarantors"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on August 5, 2003 (the "Registration Statement"), to be issued pursuant to an indenture dated as of May 6, 2003 (the "Indenture") by and among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"), you have requested our opinion with respect to the matters set forth below. The Securities and the Guarantees will be issued in exchange for the Company's outstanding 8 1/4% Senior Notes due 2013 (the "Outstanding Notes") on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture, the Securities and the Guarantees are sometimes referred to herein collectively as the "Operative Documents." Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

        In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company and the Guarantors in connection with the authorization of the Indenture, the Securities and the Guarantees, respectively, and the issuance of the Securities and the Guarantees. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion.

        We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and in paragraphs 1, 2 and 3, the Delaware General Corporation Law (the "DGCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state. James W. Baehren has separately provided to you an opinion with respect to the organization, valid existence and good standing of the Guarantors, the due authorization of the Securities and the Guarantees and the authorization, execution and delivery of the Indenture by the Guarantors. With your permission and the permission of Mr. Baehren, we have assumed such opinion is correct, and in giving the opinions with respect to the Guarantees in paragraph 5 below, we are relying, without independent investigation, on this opinion.

        Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

        1.     The Company is a corporation, and is validly existing and in good standing under the laws of the State of Delaware with corporate power and authority to perform its obligations under the Operative Documents.

        2.     The Indenture has been duly authorized by all necessary corporate action of the Company, has been duly executed and delivered by the Company, and is a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        3.     The Securities have been duly authorized by all necessary corporate action of the Company.

        4.     The Securities, when executed, authenticated and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

        5.     Each of the Guarantees, when executed and delivered in accordance with the terms of the Indenture and upon due execution, authentication and delivery of the Securities against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Securities, will be legally valid and binding obligations of the respective Guarantor, enforceable against such Guarantor in accordance with its terms.

        The opinions rendered in paragraphs 2, 4 and 5 above relating to the enforceability of the Indenture, the Securities and the Guarantees are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the unenforceability of any provision requiring the payment of attorney's fees, except to the extent that a court determines such fees to be reasonable; and (v) we express no opinion concerning the unenforceability of the waiver of rights and defenses contained in Section 4.06 of the Indenture.

        We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Securities or the Guarantors under the Indenture or the Guarantees of Sections 547 and 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to preferences and fraudulent transfers and obligations.

        With your consent, we have assumed for purposes of this opinion that: (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the requisite power and authority to execute and deliver and to perform its obligations under the Indenture, and (c) has duly authorized, executed and delivered the Indenture; (ii) the Indenture constitutes the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus contained therein.

Very truly yours,
/s/ LATHAM & WATKINS LLP Latham & Watkins LLP

SCHEDULE A

ACI America Holdings Inc.
Brockway Realty Corporation
Brockway Research, Inc.
Continental PET Technologies, Inc.
NHW Auburn, LLC
OB Cal South Inc.
OI AID STS Inc.
OI Auburn Inc.
OI Australia Inc.
OI Brazil Closure Inc.
OI California Containers Inc.
OI Castalia STS Inc.
OI Consol STS Inc.
OI Ecuador STS Inc.
OI Europe & Asia Inc.
OI General Finance Inc.
OI General FTS Inc.
O-I Health Care Holding Corp.
O-I Holding Company, Inc.
OI Hungary Inc.
OI International Holdings Inc.
OI Levis Park STS Inc.
OI Medical Inc.
OI Peru STS Inc.
OI Plastic Products FTS Inc.
OI Poland Inc.
OI Puerto Rico STS Inc.
OI Regioplast STS Inc.
OI Venezuela Plastic Products Inc.
OIB Produvisa Inc.
Overseas Finance Company
Owens-Brockway Glass Container Trading Company
Owens-Brockway Packaging, Inc.
Owens-Brockway Plastic Products Inc.
Owens-Illinois Closure Inc.
Owens-Illinois General Inc.
Owens-Illinois Prescription Products Inc.
Owens-Illinois Specialty Products Puerto Rico, Inc.
Product Design & Engineering, Inc.
SeaGate, Inc.
SeaGate II, Inc.
SeaGate III, Inc.
Specialty Packaging Licensing Company
Universal Materials, Inc.

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LATHAM & WATKINS LLP 505 Montgomery Street, Suite 1900 San Francisco, California 94111
SCHEDULE A